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                                                                     EXHIBIT 5.1
GODFREY & KAHN S.C. ATTORNEYS AT LAW LOGO                            -----------

                                                          780 NORTH WATER STREET
                                                        MILWAUKEE, WI 53202-3590
                                                                TEL 414-273-3500
                                                                FAX 414-273-5198
                                                                   www.gklaw.com

                                                            GODFREY & KAHN, S.C.
                                                                       MILWAUKEE
                                                                        APPLETON
                                                                       GREEN BAY
                                                                        WAUKESHA

                                                       LAFOLLETTE GODFREY & KAHN
                                                                         MADISON


                                February 4, 2002

Board of Directors
Appleton Papers Inc.
825 East Wisconsin Avenue
Appleton, Wisconsin 54912-0359

     RE: Offer to exchange any and all outstanding 12/1/2%/ Series A Senior Subordinated Notes due 2008 for registered 12/1/2%/ Series B Senior Subordinated Notes due 2008

Ladies and Gentlemen:

     We have acted as counsel to Appleton Papers Inc., a Delaware corporation (the "Issuer"), in connection with (i) the issuance and sale by the Issuer of $250,000,000 aggregate principal amount of its 12/1/2%/ Series A Senior Subordinated Notes due 2008 (the "Old Notes") issued pursuant to an Indenture dated as of December 14, 2001 among the Issuer, the guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") and (ii) the preparation of the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the offer by the Issuer to exchange the Old Notes for registered 12/1/2%/ Series B Senior Subordinated Notes due 2008 (the "Notes") to be filed with the Securities and Exchange Commission.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the form of the Notes included in the Indenture to be filed as Exhibit 4.1 to the Registration Statement, the A/B Exchange Registration Rights Agreement dated as of December 14, 2001 by and among the Issuer, the Guarantors and Bear, Stearns & Co. Inc., TD Securities (USA) Inc., ABN AMRO Incorporated and U.S. Bancorp Piper Jaffray Inc. (the "Registration Rights Agreement") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors (collectively, the "Documents"), and have made such inquiries of such officers and representatives, as we have



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Appleton Papers Inc.
February 4, 2002
Page 2





deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the correctness of all factual representations made therein. We have further assumed the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantors.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. The Notes, when issued and authenticated in accordance with the terms of the Registration Rights Agreement and the Indenture, will be the legal, valid and binding obligations of the Issuer, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, except (a) as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law); and
(b) to the extent that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

     2. The guarantees of the Notes to be issued by the Guarantors (the "Guarantees"), when executed and delivered in accordance with the terms of the Indenture and when the Notes have been issued and authenticated in accordance with the terms of the Registration Rights Agreement and the Indenture, will be the legal, valid and binding obligations of each Guarantor, enforceable against each of them in accordance with their terms and entitled to the benefits of the Indenture, except (a) as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law); and (b) to the extent that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

     We express no opinion as to the enforceability of any rights to contribution, indemnification, reimbursement or compensation provided for in the Documents which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

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Appleton Papers Inc.
February 4, 2002
Page 3




     The foregoing opinions are limited to the laws of the State of Wisconsin, and we express no opinion with respect to any other laws. The Indenture, Notes and the Guarantees state that they are governed by New York law. For purposes of our opinion above, we have assumed that the laws of the State of New York are identical to the laws of the State of Wisconsin.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons from whom consent is required under Section 7 of the Securities Act of 1933, as amended.


                                                        Very truly yours,

                                                        /s/ Godfrey & Kahn, S.C.


                                                        GODFREY & KAHN, S.C.